Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Biosciences, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-218140 and 333-218780), Form S-3 (Nos. 333-207263 and 333-227728) and Form S-8 (Nos. 333-61231, 333-60512, 333-177969, 333-201070, 333-214260, and 333-234284) of Interpace Biosciences Inc. of our report dated April 22, 2020, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K/A .

Woodbridge, New Jersey

April 22, 2020, except for the effects of the restatement discussed in Note 1B to the consolidated financial statements, as to which the date is January 19, 2021.